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                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                           SCHEDULE 13G
                          (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                          PURSUANT TO 13d-2(b)

                          (Amendment No. 4) *



                           CFSB Bancorp, Inc.
             --------------------------------------------------
                             (Name of Issuer)


                                Common Stock
             --------------------------------------------------
                       (Title of Class of Securities)


                              124927 10 4
                         --------------------
                            (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                   Page 1 of 16 pages
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CUSIP No. 124927 10 4             13G          Page 2 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     CFSB Bancorp, Inc. Employee Stock Ownership Plan

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

     38-2920051


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Michigan

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER                   0

6.   SHARED VOTING POWER           659,227

7.   SOLE DISPOSITIVE POWER:             0

8.   SHARED DISPOSITIVE POWER:     659,227

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       659,227

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
     SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   8.7%

12.  TYPE OF REPORTING PERSON:   EP

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CUSIP No. 124927 10 4             13G          Page 3 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     David H. Brogan

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              74,285

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:        74,285

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       153,127

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 2.0%

12.  TYPE OF REPORTING PERSON: IN

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CUSIP No. 124927 10 4             13G          Page 4 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     William C. Hollister

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              97,123

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:        97,123

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       175,965

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.3%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G          Page 5 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     James L. Reutter

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             134,570

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:       134,570

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       213,412

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.8%

12.  TYPE OF REPORTING PERSON:   IN

CUSIP No. 124927 10 4             13G          Page 6 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     John W. Abbott

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             109,469

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:       109,469

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       188,311

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.5%

12.  TYPE OF REPORTING PERSON: IN

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CUSIP No. 124927 10 4             13G          Page 7 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     Robert H. Becker

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             488,118

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:       488,118

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       566,960

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   7.4%

12.  TYPE OF REPORTING PERSON: IN

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CUSIP No. 124927 10 4             13G          Page 8 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     Carl C. Farrar

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER               9,412

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:         9,412

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        88,254

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.2%

12.  TYPE OF REPORTING PERSON: IN
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

CUSIP No. 124927 10 4             13G          Page 9 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     Jane M. Judge McMillian

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY:)



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a)  [   ]
       (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER               1,792

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:         1,792

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        80,634

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.1%

12.  TYPE OF REPORTING PERSON:   IN

CUSIP No. 124927 10 4             13G         Page 10 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     Rick L. Laber

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER                 300

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:           300

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        79,142

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.0%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G         Page 11 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     Jack G. Nimphie

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              39,878

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:        39,878

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       118,720

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.6%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G         Page 12 of 16 Pages


1.   NAMES OF REPORTING PERSONS:

     C. Wayne Weaver

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              50,847

6.   SHARED VOTING POWER            78,842

7.   SOLE DISPOSITIVE POWER:        50,847

8.   SHARED DISPOSITIVE POWER:      78,842

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       129,689

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.7%

12.  TYPE OF REPORTING PERSON:   IN

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                                              Page 13 of 16 Pages

               Securities and Exchange Commission
                     Washington, D.C.  20549


ITEM 1(a)  NAME OF ISSUER.
           CFSB Bancorp, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           112 East Allegan Street
           Lansing, Michigan  48933

ITEM 2(a)  NAME OF PERSON(S) FILING.
           CFSB Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"), and the following individuals who serve (i) as trustees of the trust established under the ESOP and (ii) as members of the ESOP committee: David H. Brogan, William C. Hollister, James
L. Reutter, John W. Abbott, Robert H. Becker, Carl C. Farrar, Jane M. Judge McMillian, Rick L. Laber, Jack G. Nimphie, and C. Wayne Weaver.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(c)  CITIZENSHIP.
           See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
           Common Stock, par value $0.01 per share.

ITEM 2(e)  CUSIP NUMBER.
           See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.    CHECK WHETHER THE PERSON FILING IS A:


    (f)    [x]   Employee Benefit Plan, Pension Fund which is
                 subject to the provisions of the Employee
                 Retirement Income Security Act of 1974 or
                 Endowment Fund; see 13d-1(b)(1)(ii)(F),

     Items (a) (b) (c) (d) (e) (g) and (h) - not applicable.
This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each ESOP committee member and trustee of the trust established pursuant to the ESOP, filing pursuant to SEC no-action letters.
Exhibit A contains a disclosure of the voting and dispositive powers over shares of the issuer held directly by these entities.

                                              Page 14 of 16 Pages

ITEM 4.  OWNERSHIP.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Pursuant to Section 6.7 of the ESOP, the Board of Directors has the power to direct the receipt of dividends on shares held in the ESOP trust.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                              Page 15 of 16 Pages

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CFSB BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:


     /s/ David H. Brogan                          January 26, 1998
     __________________________________           ________________
     David H. Brogan, as Trustee and              Date
     Individual Stockholder

     /s/ William C. Hollister                     February 17, 1998
     __________________________________           _________________
     William C. Hollister, as Trustee             Date
     and Individual Stockholder

     /s/ James L. Reutter                         January 27, 1998
     __________________________________           ________________
     James L. Reutter, as Trustee and             Date
     Individual Stockholder

/s/ John W. Abbott                                January 26, 1998
_________________________________________         ________________
John W. Abbott, Plan Committee Member             Date
and Individual Stockholder

/s/ Robert H. Becker                              January 22, 1998
_________________________________________         ________________
Robert H. Becker, Plan Committee Member           Date
and Individual Stockholder

/s/ Carl C. Farrar                                January 28, 1998
_________________________________________         ________________
Carl C. Farrar, Plan Committee Member             Date
and Individual Stockholder


/s/ Jane M. Judge McMillian                       January 28, 1998
_________________________________________         ________________
Jane M. Judge McMillian, Plan Committee           Date
Member and Individual Stockholder

/s/ Rick L. Laber                                 January 22, 1998
_________________________________________         ________________
Rick L. Laber, Plan Committee Member              Date
and Individual Stockholder

/s/ Jack G. Nimphie                               January 22, 1998
_________________________________________         ________________
Jack G. Nimphie, Plan Committee Member            Date
and Individual Stockholder

/s/ C. Wayne Weaver                               January 22, 1998
_________________________________________         ________________
C. Wayne Weaver, Plan Committee Member            Date
and Individual Stockholder

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                                              Page 16 of 16 Pages

Exhibit A
---------

     The trustees of the ESOP hold shares of common stock of the issuer in trust for the benefit of employees participating in the ESOP. Pursuant to
Section 6.8 of the ESOP, (i) the trustees vote common stock allocated to participant accounts as directed by participants, and (ii) shares of common stock of the issuer which have not been allocated and allocated stock for which no voting direction has been received shall be voted by the ESOP trustee in the manner directed by the ESOP Committee. Pursuant to Section 7.2(a) of the ESOP, the trustees exercise investment direction as directed by the ESOP Committee. Overall, the ESOP's trustees must exercise voting and dispositive power with respect to the assets held by the ESOP, including common stock of the issuer, in accordance with the fiduciary responsibility requirements imposed by Section 404 of the Employee Retirement Income Security Act of 1974, as amended.